MET-PRO CORPORATION

Moderator: Kevin Bittle
November 21, 2006
10:00 am CT

Operator:
Facilitator today. At this time I would like to welcome everyone to the Met-Pro’s Third Quarter 2006 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session.

If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. To withdraw your question press star then the number 2 on your telephone key pad. Thank you. Mr. Bittle you may begin.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation’s Earnings conference call for the third quarter ended October 31, 2006. My name is Kevin Bittle and I’m with the company’s creative services department. With me on our call this morning is Ray De Hont, our Chairman and Chief Executive Officer, and Gary Morgan, our Senior Vice President of Finance and CFO.

A few comments before we begin. During today’s call we will be referring to our earnings release for the third quarter ended October 31, 2006. The earnings release is available on the investor relations page of our corporate web site www.met-pro.com. I’d also remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our annual report for the fiscal year ended January 31, 2006 so as filed with the SEC for important factors that among others could cause our actual results to differ from any results which might be projected, forecasted or estimated and any such forward-looking statements.

And with that I will turn the call over to Ray.

Ray De Hont:
Thank you Kevin. Good morning everyone and welcome from Harleysville, Pennsylvania. Earlier this morning we released our financial results for the third quarter ended October 31, 2006. In a moment Gary Morgan will provide more specific comments on the quarter’s financial results. But prior to that I’d like to offer these general comments on our performance.

Market demand for Met-Pro’s products remain strong resulting in the highest booking performance for any third quarter in the company’s history and the highest backlog total entering a fourth quarter in the company’s history.

The aggressive steps the company has taken to improve operational performance -- which we discussed during our conference call for the second quarter ending July 31, 2006 have begun to provide better gross margins resulting in improved profitability.

Yesterday the company filed a form 8-K announcing that management and the audit committee of the board of directors determined that the company will restate its audited financial statements for its fiscal year ended January 31,

2006 and for its fiscal quarters ended April 30, 2006 and July 31, 2006 due to errors in one, the number of reporting segments; and two, the classification of certain litigation charges in the company’s fiscal years ended January 31, 2005 and 2004.

The changes will have no effect upon the company’s reported revenues net income earnings per share, total assets, liabilities, or shareholder’s equity for any of the effective periods. The reclassification of the litigation charges will reduce the amount of income from operations -- which the company reported for its fiscal years ended January 31, 2005 and 2004 by $135,292 and $1,292,242 respectively but will not change previously reported income before taxes or net income.

Historically the company is reported on the basis of two reporting segments but will now report on the basis of three reporting segments. The three reporting segments are as follows: Fluid handling equipment -- which is comprised of the Dean Pump, Fybroc and Sethco business units; product recovery and pollution control equipment -- which is comprised of the Duall, Flex-Kleen, Strobic Air, and Systems Business units; and filtration and purification -- which is comprised of the keystone Mefiag, Mefiag BV and Pristine Water Solutions operating segments.

These changes in our financial reporting arose out of discussions with the SEC occurring in the course of a routine comment letter process. With the appointment of two new executive vice presidents earlier in this fiscal year to manage our fluid handling equipment and product recovery and pollution control equipment reporting segments we are changing the way we manage our business.

And the move to three reporting segments is appropriate. Again none of the changes we are making in our prior SEC filings will result in any changes to previously reported revenues, net income, or earnings per share. The company expects to file an amended form 10-K as well as amended forms 10-Qs with the Securities and Exchange Commission for the affected periods by not later than December 15, 2006.

I would now like to ask Gary Morgan to review our third quarter financial performance. After which I will provide some concluding remarks before we take your questions. Gary?

Gary Morgan:
Thank you Ray. Earlier today the company reported record high quarterly net sales, net income, bookings, and backlogs. Net sales for the third quarter were the highest sales of any quarter in the company’s history totaling $25.3 million compared to 21.9 million for the same quarter last year -- or an increase of 16%.

This increase in sales was due to a 15% increase in the product recovery and pollutions control equipment reporting segment, a 29% increase in the fluid handling equipment reporting segment, and a slight increase in the filtration and purification reporting segment.

The gross margins for the three month period ended October 31, 2006 were 32.8% compare with 30.6% for the same period in the prior year. This increase in gross margin was due to increased gross margins in the product recovery and pollution control equipment reporting segment as a result of strategic measures taken in the six month period ended July 31, 2006 -- which included selective sale price increases, procedures implemented to manage large projects combined with improved purchasing practices.

Income before taxes for the third quarter ended October 31, 2006 totaled $3.3 million compared with $2.6 million for the same quarter of last year -- or an increase of 28%. Net income totaled $2.2 million -- or 19 cents per share -- compared with $1.9 million -- or 17 cents per share in the third quarter of last year -- or an increase of 15%.

The increase in net income is principally related to higher sales volume in the three reporting segments and higher gross margins in the product recovery and solution control reporting segment partially offset by a one-time loss on the curtailment of pension benefits -- which reduced net income by approximately $157,000, a non-cash charge for stock options -- which reduced net income by approximately $53,000 and a higher effective tax rate.

Income from operations in the product recovery and pollution control equipment reporting segment totaled $1.7 million -- an increase of $700,000 over the third quarter - over the same quarter of last year -- or a 72% increase. This increase was due to higher sales volume of $1.7 million combined with higher gross margins.

Income from operations in the fluid handling equipment reporting segment totaled $1.3 million -- an increase of $400,000 over the third quarter of last year -- or an increase of 47%. A $1.7 million increase of sales accounted for this accruement.

Income from operations in the filtration and purification reporting segment totaled $100,000 -- a decrease of $500,000 compared with the third quarter of last year. This decrease was due primarily to lower demand for our Mefiag product line as well as the hiring of additional sales personnel and related costs.

Our record high bookings for the third quarter totaled $26.4 million compare with $23.5 million for the third quarter of last year -- an increase of 12%. As a result of these record high bookings we ended the third quarter with a record high backlog for the period ended October 31, 2006 of $24.7 million compared with $16.5 million for the third quarter of last year -- an increase of 50%.

Our backlog for the product recovery and pollution control equipment reporting segment was $18 million -- or 48% higher than the $12.1 million of backlog for the period ended October 31 of 2005. Backlog for the fluid handling equipment reporting segment was $5.1 million -- or 80% higher than the $2.8 million backlog for the same period of last year.

Backlog for the filtration and purification reporting segment was $1.7 million -- or 9% higher than the $1.5 million backlog for the same period last year.

Our balance sheet remains strong. As of the end of the third quarter our cash on hand totaled $18.5 million - or $1.65 per share -- and our current ratio is 3.1. This concludes my comments. Thank you and I will now turn the call back to Ray. Ray?

Ray De Hont:
Thank you Gary. Let me focus again on the things that essentially tell the story for the third quarter. Market demand for Met-Pro’s products remains strong resulting in record bookings for the third quarter and the highest backlog entering a fourth quarter in the company’s history.

Our backlog entering the third quarter -- which we believed was of higher quality than it was earlier in the year -- proved to be so. The price increases that occurred during our second quarter along with our efforts to improve our purchasing practices reduced the total cost from our suppliers and find new sources of supply both domestically and internationally are now positively impacting our financials.

The aggressive steps we took to improve project management and avoid profit erosion on our large product recovery and pollution control equipment projects took hold and in some cases resulted in significant profit improvement.

In closing we believe the measures we have taken to improve our profitability together with a strong market demand for our products and a quality backlog give us continued optimism for the future. I’d like to thank all of you for your participation in today’s call. And I’ll now turn the call back to Kevin. Kevin?

Kevin Bittle:	Thank you Ray. At this time we will welcome any questions you may have. I would like to ask our operator (Gina) to provide instructions for this portion of the call. Thank you.

Operator:
At this time ladies and gentlemen in order to ask a question please press star then the number 1 on your telephone key pad. Again that is star 1 on your telephone key pad. Please hold for your first question. Your first question comes from Michael Gaugler with Brean Murray Carret.

Michael Gaugler:	Morning everyone.

Man:	Good morning Michael.

Michael Gaugler:	Congrats on the quarter.

Man:	Thank you.

Michael Gaugler:
Listen Gary if you covered this before I apologize during the conference call -- at least on my end -- you cut out a little bit for some of your comments. Tax rate going forward. Any guidance you can give us on where that should be?

Gary Morgan:
We feel that the year to date tax rate is going to be about - we increase from 32% to 33%. And we feel the end of the year should be about 33%. And two reasons affected that. One was the reduction on the exclusion for the EIE -- the foreign sales -- which the government’s putting into place.

And the other reason was due to the stock option - the expensing of stock options. So 33% Michael.

Michael Gaugler:	Okay and Ray I wasn’t able to keep up with you as you were going through what’s going into the different segments. Could you go over those again please? Fluid handling (unintelligible) and filtration?

Ray De Hont:
Sure. The fluid handling equipment reporting segment that’s comprised of Dean Pump, Fybroc and Sethco business units. The product recovery and pollution control equipment reporting segment is comprised of Duall, Flex-Kleen, Strobic Air, and Systems business units. And the filtration and purification reporting segment is comprised of the Keystone, Mefiag, Mefiag BV, and Pristine Water Solutions operating segments.

Michael Gaugler:	Ray you planned on doing this anyway, didn’t you?

Ray De Hont:	Yes.

Michael Gaugler:	Splitting it up? I thought so.

Ray De Hont:	That was the longer range goal. We had been looking at it. And it just made it happen quicker.

Michael Gaugler:	Okay. Gary how far back are you going to restate on (unintelligible)?

Gary Morgan:
We’re going to restate the 10-Q for the first quarter and the 10-Q for the second quarter. And we’re also going to restate the 10-K for the fiscal year ended January 31, 2006. And all those restatements will be done prior to us filing the 10-Q or at concurrent with filing the 10-Q -- which will be no later than probably December 15.

Michael Gaugler:	Okay I guess that’s just what you’re looking for ahead of the holidays right?

Gary Morgan:	And to summarize again it’s not going to have any impact on net income, earnings per share, total assets or any financial results of the company.

Ray De Hont:
But Michael also what it does the SEC really looked over things with a fine tooth comb. It’s really given us a clean bill of health. And it all arose out of a - in the course of a routine comment letter process. So I think everything is - now you look at it, we’ve made the three segments. And we’ll move forward.

Michael Gaugler:	Alright. It’s all I had gentlemen. Thank you.

Operator:	Your next question comes from Ryan Connors with Boenning and Scattergood.

Ryan Connors:	Morning guys. Congrats on a great quarter.

Ray De Hont:	Thank you Ryan. Good morning.

Ryan Connors:
A few questions. First of all obviously the topline was real strong. If you could kind of break that out for us in terms of, you know, what part of that came from volume growth versus price. And if you can’t do it, you know, in hard numbers just some kind of order of magnitude of how those two contributed?

Gary Morgan:
Yeah the sales increased to $25.3 million Bill or 15% increase was due to - sales was in basically two areas -- one, in the product recovery and pollution control equipment reporting segment went up 14% in sales due to our - some of the business units -- our Systems business unit and Flex-Kleen business unit did extremely well in those categories.

And also the other area was the fluid handling equipment reporting unit. The sales in that category went up to $7.4 million from $5.7 million -- or an increase of 29%. So we had a strong demand for our Fybroc and Dean Pump product line within that reporting segment during the third quarter.

Ryan Connors:	Okay so those numbers were - those were volume numbers you just gave?

Gary Morgan:
They were volume numbers. So a lot of these came from volume. And there also were some sale - price increases we implemented in the second quarter of this fiscal year. So some of that - a portion - maybe a small percentage of that is price related.

Ryan Connors:
Okay now you guys talked on the last call about pricing being real strong. You were getting, you know, high teen type price increases on some product lines. Have you - the fact that commodities now - it seems like the general buzz is that commodity prices are coming down. Is that hurting your ability to sell price increases to your customers?

Ray De Hont:
We haven’t seen that hurt us at this point Ryan. We are still raising some prices. We haven’t stopped raising them. Where we feel it’s warranted we’re continuing to do so in some of our divisions - or segments.

But we have not seen a negative impact from the news that the commodity pricing in some instances is coming down. You look at stainless steel -- stainless steel this year has gone up. And it’s been very volatile. But other areas -- copper I think is coming down. And there’s other areas where you see things starting to go backwards.

Ryan Connors:
Okay. In terms of backlog. Obviously it’s very, very impressive in terms of the bookings and the backlog growth. Is that some sort of a cyclical bump you’re seeing in some of your end markets? Or is that more of a sustainable, you know, will it plateau at that level and remain there? It’s very impressive. We’re just wondering how long that - these kind of 50%, 80% year over year increases in backlog can continue.

Ray De Hont:
Well we’re hoping it can continue. Now when we look at it as you know Ryan we’ve been taking our core sales and marketing group and adding to it over the past several years and bringing in some very good quality people on the sales and marketing side. We also changed the way we sell our product. We’re getting in front of the customers more during the last several years than we ever have.

So we’re being very diligent as far as getting out there and being proactive rather than reactive. We’re trying to get out and reflect - talk to the customers before they put a specification together so that we can influence that specification. And that’s working.

Will they continue at the kind of increases as we’ve had? If I knew I’d be sitting somewhere else putting some bets in or whatever. But I think that we have a good strong sales and marketing team. We’re improving it as we go from month to month and year to year. And I think that’s what’s really happening. And the markets are pretty good also.

Ryan Connors:
In a similar (vein), you know, the mix shift you guys have talked about the fact that the higher margin businesses have been the ones doing well. And obviously that came through in the quarter. Is that also sort of something that will snap back at some point? Or is that - or is this sort of a - are you concentrating that sales effort on the higher margin businesses so they’ll continue to make up a higher piece of the portfolio indefinitely?

Ray De Hont:
Well we’re not only concentrating on the higher margin businesses but we’re also trying to drive the margins up on what would - if you - in relative terms do the higher margin businesses (or) lower margin businesses. We’ve gone in and as I said we’re trying to influence the specifications. As a result we’ve seen some of our margins in some of the groups that you would classify as our lower margin businesses actually go up recently.

And some of them have impacted the third quarter where we were able to not only quote good margins but then improve on those margins. So we’re looking across the company and trying to find ways not only to sell the traditional high margin business type units but also improve the margins on the historically lower margin type businesses we have.

And we’re seeing some good things there. And that’s all coming from the trying to do - get things better on the purchasing side, doing things better on the quoting side and then the execution side. And we see a little bit from all three areas improving the businesses.

Ryan Connors:
Great. One last quick one. You know, the pension change in terms of moving toward the define contribution type plan. You talk about the $500,000 a year benefit from that pre-tax. Will that phase in linearly in the upcoming fiscal year? Or will that - should we expect that to sort of jump in in one quarter or another?

Gary Morgan:	Ryan that will become effective in the new fiscal year beginning February 1 and will go forward from there.

Ryan Connors:	Okay so pretty much we can just assume that’ll be a quarterly benefit from that point forward?

Gary Morgan:	That will be a quarterly benefit starting February 1 of 2007.

Ryan Connors:	Okay. That’s all I had. Congrats again guys and thanks for the time.

Ray De Hont:	Thank you Ryan.

Operator:	Your next question comes from Bill Nasgovitz with Hartland Fund.

Bill Nasgovitz:	Yes good morning and congratulations.

Ray De Hont:	Thank you Bill. Good morning.

Bill Nasgovitz:	Just on the filtration and purification -- that drop off on income. Could you amplify on that a little bit more?

Ray De Hont:	Sure.

Gary Morgan:
Bill this is Gary. That was related to two - really two issues. One is our lower sales and our horizontal (dis) filtration equipment sold by our Mefiag product line in the third quarter. And on top of that the other issue was higher selling expenses, payroll that occurred during the third quarter and related expenses related (unintelligible) payroll. And Ray might want to add some things about the sale - what we’re doing in the sales area there for that segment

Ray De Hont:
Yeah Bill what we’ve been doing we’re trying -- as I mentioned earlier in our conversation today -- we’re - we have a good core of sales and marketing people. And in this group in particular what we’ve done is we’ve added some people -- especially in the Pristine Water Solutions group. We’ve added some key sales people so that we can expand that product line more through the nation.

We had a corridor that we were very strong in and we’re trying to branch out with that product line. So we’ve added some people. We’ve had to pay some fees on - to get some high level people or really highly qualified people to do that.

But we’re looking at not only the short-term but the long-term to really grow those businesses. So we have invested some dollars there.

Bill Nasgovitz:	Okay. What percent of your overall business today is international versus domestic?

Gary Morgan:
As of the end of last year it was 25%. And that - I don’t have the exact number -- I can get back to you Bill with that number. I don’t have the exact number right now. But it is increasing over last year.

Bill Nasgovitz:	And you would expect that to continue over the next year, two three years?

Ray De Hont:
We would like that. We think that eventually you’re going to see something approaching the 50% - 50/50 type domestic international ratio. We’re looking at it where we’re going after sales internationally. We would like to in the future actually have maybe some facilities that can manufacture internationally to bring the products to the door at a more competitive cost for our customers.

So we see that continuing to grow as we go forward.

Bill Nasgovitz:	So sales are definitely increasing at a faster rate on an international basis?

Ray De Hont:	Yes, yes.

Bill Nasgovitz:	What areas specifically do you think you have a leg-up so to speak versus your competition?

Ray De Hont:	I think we’re doing well over in the India, the China, Singapore area -- especially with our product recovery pollution control products. We’ve always done well over there with our pumps.

We’re doing far better now than we have in the past in South America. And we’re looking to do some things in India. As a matter of fact I’ll be visiting - I’ll be going over to India the beginning of December. I think there’s an opportunity there for us.

Bill Nasgovitz:
Okay. You mention improvement in the sales force. And just to perhaps quantify a little bit on a scale of 1 to 10, ten being the best, you know this is nirvana in terms of your sales force. Where would you rate the company today on that 1 to 10 scale?

Ray De Hont:	I’m a pretty hard marker so I would say somewhere in the 7, maybe 8.

Bill Nasgovitz:	Okay.

Ray De Hont:	I think we have room for improvement. And we’re looking to do that as we go down that path.

Bill Nasgovitz:	And where do you think you were a year ago?

Ray De Hont:
It vary - on an overall picture we were probably (around) about a 6, 6 1/2. And that’s more with the people that are actually getting out and visiting the clients and getting in the face of the clients. I’ve mentioned before that we’ve really become more proactive. We’re getting out more in all of our divisions.

We’ve got a good group of people. But in order to enter certain markets and become - certain niches -- because we are a niche driven business we needed some people to supplement what we had and improve what we had.

Bill Nasgovitz:	Okay. Well good luck in that area. Thank you.

Ray De Hont:	Thank you Bill.

Gary Morgan:	Thanks Bill.

Operator:	Your next question comes from Ted Beade with One Fifty LLC.

Ted Beade:	Hello. How are you guys?

Ray De Hont:	Good morning.

Gary Morgan:	Good morning Ted.

Ted Beade:	I just have I guess two quick questions. One being could you just provide me with the total debt receivables and inventory numbers for the quarter?

Ray De Hont:	Gary?

Gary Morgan:	Hang on one minute here. I’ll get that information for you.

Ted Beade:	Sure. And I guess while you’re looking around for that last one being how should we think about pricing going forward here? What would be your strategy?

Ray De Hont:	Could you repeat that?

Ted Beade:
Pricing. How you guys, you know, how should think about that going forward? You know, should we expect, you know, further price increases (unintelligible), you know, raw materials weren’t price (unintelligible).

Ray De Hont:
We’re being selective. Where we feel they’re warranted we are going back to the customers and asking for more. We’re looking at the front end much harder as far as how we’re quoting and the margins that we’ll accept.

And I think that we’re getting some positive results because of it. But we’re not going to sit back and take significant price increases and not try to pass them on to the customers because we think that the - our customer base understands better than they did maybe a few years ago and are more (powerful) to allowing these price increases.

Gary Morgan:	Ted to get back to you on the receivables as of the end of October accounts receivables were $19.9 million. Our inventories were 18.9 million. And our total debt was $10.6 million.

Ted Beade:	Okay great. Thank you very much guys.

Ray De Hont:	You’re welcome.

Gary Morgan:	Thank you.

Operator:	Your next question comes from Kevin Wenck with Polynous Capital Management.

Kevin Wenck:	Good morning.

Ray De Hont:	Good morning Kevin.

Kevin Wenck:	If you looked at your price increases across all of your product lines and as a weighted average calculation what do you think that they might be year over year at this point?

Ray De Hont:	I’d say somewhere in the - around 5%. Four to 5%.

Kevin Wenck:	And in terms of the customer’s acceptance or resistance to that I mean how would you characterize that at this point?

Ray De Hont:
This year we’ve had very little pushback as far as -- we’ve gone to the customer and we’ve actually rather than just giving them a price we’ve explained the price increase and why. And I think that’s helped us. So it’s - there has not been a lot of pushback.

Kevin Wenck:	As you look forward over the next 12 months -- you’re not at the end of this fiscal year, you know, soon be there. But what do you think you can do on the pricing side?

Ray De Hont:
Well one of the things - what we’re looking at is reducing our cost of course. And through our purchasing program where we now are looking across the total company as far as our spend we’re already seeing things that are positive to the profitability of the company. We see that improving as we go down in this organization gets more comfortable in its role.

We’re looking internationally as well as domestically to find ways to reduce our cost without reducing our quality. And we’re finding those ways in many of our businesses. The other thing is as I keep mentioning is we’re looking at the front-end much closer. We’re getting involved much earlier in the specification process and it allows you to influence the speck and also get better margins.

So there’s a lot of variables that go into either keeping a price - keeping the margins where they are or improving the margins. And we’re looking to improve them through these different measures.

Kevin Wenck:
On the company-wide purchasing program how far along are you on that at this point? And against what the, you know, potential savings could be? Two different questions. But just in terms of implementing it how far along are you in terms of coordinating things across divisions and in terms of…

Ray De Hont:
We’re pretty far along. We’ve got the organization set up. We have the management in place. We have the policies and the procedures in place now. I think we’ve changed some of the culture. The culture part is the tough part because people are so used to doing things one way and now you’re changing that.

But we’ve come a long way even with regard to the culture. As far as putting a dollar figure on it right now it’d be difficult to do. But I think we’ve taken some of the lower hanging fruit but I think there’s some fruit out there that as we progress and build and you get more comfortable in this organization we’ll be able to go after that.

Some of the things we’re working on are motor pricing -- which is a big part of our business. Our fabrication pricing. And we’re making some (in-rows) in both those areas. We’ve already made some significant (in-rows) in our freight.

So there’s things that you want to get some successes -- which we’ve done. And now you want to attack some of the bigger issues too.

Kevin Wenck:
Okay. And then two final questions. Concerning the restatement my initial reaction when I saw the 8-K last night was, you know, this is a whole lot of - a whole lot about nothing -- frankly. Other than possibly the, you know, the legal fees going back, you know, some time.

It just seems hard for me to think the SEC has made a big deal out of this. So is there any more color you can give us? And in terms of the restatement itself how much is attributable to them being fixated on the past legal fees? How much is attributable to just, you know, different divisional structure that you’re going to - or different segment structure?

And I can’t even believe they devoted attention to this frankly but.

Gary Morgan:
According to FASB 131 and the -- which is the segmentation FASB -- and the management changes, the fundamental reorganization changes that we’ve made in this fiscal year we were really heading towards three reporting segments.

When the SEC reviewed the current - through their common letter processes this year they determined that yes we were operating in three reporting segments. And based on the FASB that’s the way we should be reporting and we agree with that philosophy.

And what they want us - the reason they want us to restate so as the investors in the outside world can have a trend. They can see - they compare the segments from one year to the next. That’s mainly the reason. As of - for the litigation expenses they were for the fiscal years ended January 31, 2004 and 2005. And that was probably less material for that.

Ray De Hont :
I think when you look at what the SEC is doing, you know, they’re going through their process and they’re looking at the FASB 131. And they’ve required many companies to do this. We’re not alone. They want to make sure that the shareholders have visibility into what’s happening within these companies - these publicly traded companies.

So we’ve had a lot of company in that area. And they went through, they had many discussions with Gary, myself and others in our organization. And we worked together to come up with what we’re doing here (unintelligible).

Kevin Wenck:	And in terms of the cost of restating this stuff -- any estimates at this point?

Gary Morgan:	I would say the total cost in legal and accounting fees I’m going to say we’re going to tie up about $20,000 (unintelligible) Kevin.

Kevin Wenck:	It’s not one of these, you know, couple hundreds or something like that.

Gary Morgan:	No, no. (Unintelligible) is going to be done internally. A lot of work internally has to be done so it’s going to take our resources away. But other than that it costs about 20 from external.

Kevin Wenck:	Alright. Thanks for your help and nice quarter.

Gary Morgan:	You’re welcome.

Ray De Hont:	Thank you.

Operator:	Again to ask a question please press star then the number 1 on your telephone key pad. And your next question comes from Matt Zaute with First Capital Alliance.

Matt Zaute:	Hi Ray, Gary. Congratulations on another good quarter and increasing the backlog.

Ray De Hont:	Thank you Matt. Good morning.

Matt Zaute:	Last quarter I think you talked about potentially looking for an accretive acquisition. Can you elaborate what kind of opportunities are out there? And the valuation environment?

Ray De Hont:
We have some opportunities. We still haven’t closed one. We have nothing major I’d say at this point. But there are some opportunities that we’ve been working on for quite a while. And that are still alive.

The valuation’s depending which side if you get into the water side the valuations are still pretty high. You get into more of the industrial let’s say the air side they might be somewhat lower.

But we’re going to make - if we make an acquisition it’d be something that we look at that fits into our company. We just don’t want to get a bunch of bolt-on type acquisitions. But we want something that has synergies with what we have and that we can take advantage of those synergies. And maybe that company can take advantage of synergies that we provide.

So we look at them very closely. We’re doing a lot of due diligence to make sure whatever one acquisition that we go after is a good one.

Matt Zaute:	Okay. A couple of follow-up questions to some of the other questions that were asked. How many sales people do we currently have and how many did we have at the beginning of the year?

Ray De Hont:	I don’t have that readily available right now. We could get back to you with that.

Matt Zaute:	Okay. And then how directly involved are you and Gary in improving pricing of contracts?

Ray De Hont:
Well I’m very involved. So is Gary. We oversee the whole company through our reporting segments. And we will give out policies and procedures - we have very strong policies and procedures as to what is allowed at various levels. And so we’re involved and we watch it very closely.

And we - that’s why we made some of the changes we did not only on the upfront pricing side but also on the management side as far as project execution and so forth. So we’re involved in a lot of detail.

Matt Zaute:	Okay. Are you involved in certain types of contracts? Or do you have like a certain cut off point?

Ray De Hont:
As I said we have different report - different levels that we will get involved with. And also it may not be just a dollar amount. It may be the risk amount as far as what kind of technical application we’re pursing that we would get involved with to make sure that the company’s not taking on too much risk.

So it’s not just dollars. It also amounts to risk and time too as far as it could be - if you have a long lead time project do we have the proper escalation clauses in there? Do we have the things that will minimize risk going forward?

Matt Zaute:	Okay. Fair enough. Congratulations on the quarter again.

Ray De Hont:	Thank you.

Operator:	We’ll pause an additional moment for any further questions. Again that is star 1 to ask a question. Your next question is from Ted Schuman with Schuman Enterprises.

Ted Schuman:	Good morning gentlemen.

Ray De Hont:	Good morning.

Gary Morgan:	Good morning Ted.

Ted Schuman:	How are you doing?

Ray De Hont:	We’re doing good. How about yourself?

Ted Schuman:
I’m doing alright. Congratulations on a nice quarter. You guys are really moving along. My question is simply this. I’ve asked this question in the past. Have - you have sitting on the board the CEO of Aqua America - America’s -- the country’s biggest water company. It seems to me you’re not getting any business from them. Is there any reason you’re not big enough to bid on their stuff? Or have you bid on any of their growth projects? I’m concerned that they possibly look at us as being too small.

Ray De Hont:
I don’t think that’s the case. We do do business with them. We sell our products to them. It varies from location to location depending on the size of location and some of the bigger locations of course they’re going to go out on a bid process where it’s a pretty high volume. And typically on the larger bids the margins - it’s very competitive and the margins are low.

And we don’t typically play in that niche. We go after the smaller jobs and the smaller portions of that type of business so that we can get the - we can provide services and have higher margins in what we sell. But we do work with them.

We have made presentations to them both locally here in Pennsylvania. Also out in the Chicago area and other areas. So there is communication and there’s - there are opportunities and we’ve gotten opportunities where we’ve actually sold product.

Ted Schuman:	That’s fine. Thanks so much Ray.

Ray De Hont:	You’re welcome.

Operator:	At this time there are no further questions. Do you have any closing remarks?

Kevin Bittle:	Yeah, thank you (Gina). That concludes our conference call for today. And we want to thank you all for your participation.

Ray De Hont:	Thank you.

Gary Morgan:	Thank you.

Operator:	Thank you for participating in today’s conference call. This does conclude your call for today. You may now disconnect.

END